Exhibit 10.3

Execution Version

November 5, 2012

Harbinger Group Inc.

HGI Energy Holdings, LLC

450 Park Ave., 27th Floor

New York, New York 10022

Attention: Philip A. Falcone

                  Omar Asali

                  Legal Department

Ladies and Gentlemen:

Reference is made to (i) the Unit Purchase and Contribution Agreement, dated as of the date hereof (as may be amended from time to time, the “Purchase Agreement”), by and among HGI Energy Holdings, LLC, a Delaware limited liability company (“Investor”), EXCO Resources, Inc., a Texas corporation (“EXCO Parent”), and EXCO Operating Company, LP, a Delaware limited partnership (“EOC”) and to (ii) the GP LLC Agreement (as defined in the Purchase Agreement) to be entered into between Investor and EXCO Holding MLP, Inc., a Texas corporation (“EXCO Holding”). Capitalized terms used herein and not defined have the meanings set forth in the GP LLC Agreement.

1.	Definition. For purposes of this letter agreement, the following terms will have the meanings given to them below:

“Antero Sale” means the sale of certain Oil and Gas Properties contemplated by that certain Purchase and Sale Agreement, among EXCO Production Company (WV), LLC, BG Production Company (WV), LLC and EXCO Resources (PA), LLC, collectively as sellers, and Antero Resources Appalachia Corporation, as buyer, dated October 26, 2012, as the same may be amended or modified.

“Appalachia Shallow Rights” means Oil and Gas Properties in New York, Ohio, Pennsylvania and West Virginia, limited to depths from the surface of the earth to (a) with respect to the Commonwealth of Pennsylvania, the stratigraphic equivalent of the base of the Haskill Sandstone Formation (Base of Elk Sequence formation) at a measured depth of 2,758’, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated June 7, 2005 of the Seneca Resources operated Fee PGS SGL No. 44 (API 37-047-23649) located in Elk County, Pennsylvania, (b) with respect to the State of West Virginia, the stratigraphic equivalent of the base of the Elk Group formation (as marked, where present, by the Benson Sandstone formation) at a measured depth of 6,612 feet, as identified by the Litho Density Compensated Neutron Array Induction Temperature Log dated October 8, 2008 of the EXCO – North Coast Energy, Inc.

operated Wentz 4HS (API 47-001-02982) located in Barbour County, West Virginia, (c) with respect to the State of New York, the stratigraphic equivalent of the base of the Genesee Formation at a measured depth of 2,548’, as identified by the Density/Neutron, Gamma/Temperature Log dated May 6, 2005 of the Fortuna Energy, Inc. operated Cotton-Hanlon #1 well (API 31-107-23185) located in Tioga County, New York, and (d) with respect to the State of Ohio, 4,000’ true vertical depth; recognizing that, except with respect to the depths described in subsection (d) above, actual depths will vary.

“EXCO” means EXCO Parent, EOC, EXCO Holding, EXCO Holding (PA), Inc., a Delaware corporation, EXCO Production Company (PA), LLC, a Delaware limited liability company, and EXCO Production Company (WV), LLC, a Delaware limited liability company.

“Operating Partners” means Persons whose principal business, taken as a whole, is owning and operating Oil and Gas Properties.

“Appalachia Permitted Sale” means a sale of Appalachia Shallow Rights by EXCO or its Affiliates in a transaction or series of transactions reasonably expected to generate net proceeds less than $2.0 million individually or $5.0 million in the aggregate in any calendar year.

“Permitted Transfer” means any Transfer of Appalachia Shallow Rights by EXCO (i) to a 100% Affiliate of EXCO and (ii) arising from, or otherwise related to, a bona fide pledge, mortgage or other collateral-based debt arrangement with a Third Party.

2. Permitted Dispositions. From and after the Closing, notwithstanding the provisions of Article XI of the GP LLC Agreement:

a.

EXCO may contribute all or any portion of its Appalachia Shallow Rights to any Person other than the Partnership, without EXCO Holding or its Affiliates complying with the provisions of Section 11.1(b) of the GP LLC Agreement, but only so long as (i) the equity ownership of such Person is, or following such contribution will be, predominantly held (considered from an economic perspective), by Operating Partners and (ii) each such Operating Partner received, or will be entitled to receive, a significant portion of its interests in such Person in exchange for the contribution thereto of assets of such Operating Partner (such Person, an “Operating Partnership”). In the event that any such Operating Partnership includes, or proposes to include, any equity owner(s) other than Operating Partners (“Non-Operating Partners”), EXCO Parent shall offer the Partnership the right to invest in such Operating Partnership as a Non-Operating Partner, subject to the consent of the other Operating Partners participating in such Operating Partnership, and EXCO Parent shall use its best efforts to cause such Operating Partnership to permit the Partnership to invest in such Operating Partnership, concurrent with the contribution by EXCO of all or a portion of its Appalachia Shallow Rights to such Operating Partnership

(or, in the case of a subsequent investment by any Non-Operating Partner, at the time the Operating Partnership offers the investment opportunity to such Non-Operating Partner). In the event that the Partnership invests in such Operating Partnership, the foregoing sentence shall no longer apply to EXCO or any of its Affiliates with respect to future investments in such Operating Partnership.

b.

EXCO may, without EXCO Holding or its Affiliates complying with the provisions of Section 11.1(b) of the GP LLC Agreement, sell or otherwise Transfer any Appalachia Shallow Rights to any Person that is not an Affiliate of EXCO, in a transaction or series of transactions in which neither EXCO nor any of its Affiliates (i) remains the operator of such Appalachia Shallow Rights being sold or otherwise Transferred or (ii) receives any general partnership or other promoted equity interest (including, for the avoidance of doubt, profits, incentive or other contingent interests) or any significant Control rights in a Person in exchange for such Appalachia Shallow Rights being sold (such transaction, a “ROFO Sale”); provided that, except with respect to (X) the Antero Sale, (Y) an Appalachia Permitted Sale or (Z) a Permitted Transfer, Harbinger Group Inc. and its Affiliates (excluding the Partnership and its Affiliates unless EXCO agrees otherwise) (collectively, “Harbinger”) shall have a right of first offer with respect to such Appalachia Shallow Rights being sold in a ROFO Sale as provided below. If EXCO desires to effect a ROFO Sale, then, except with respect to the Antero Sale, an Appalachia Permitted Sale or a Permitted Transfer, EXCO Parent shall provide written notice (a “ROFO Notice”) thereof to Harbinger, setting forth with reasonable specificity the Appalachia Shallow Rights proposed to be sold. From time to time, EXCO Parent will provide to Harbinger such additional information with respect to such Appalachia Shallow Rights proposed to be sold or otherwise Transferred as is reasonably requested by Harbinger, unless such additional information is subject to confidentiality restrictions that would prohibit such disclosure or would, based on the advice of outside counsel to EXCO Parent, reasonably be expected to result in the waiver of attorney-client privilege (“Designated Information”); provided, EXCO Parent shall not enter into confidentiality agreements in anticipation or connection with such transaction that would restrict such disclosure; and provided, further, to the extent that the sharing of any information reasonably requested by Harbinger is subject to confidentiality or would reasonably be expected to result in the waiver of attorney-client privilege, EXCO Parent shall make commercially reasonable requests for the waiver or consent, or take other reasonable actions, to permit such disclosure. Upon receipt of a ROFO Notice, Harbinger Group Inc. (or its designated Affiliate) may, by delivery of written notice (an “Offer”) to EXCO Parent not later than the later of (x) 30 days following Harbinger’s receipt of a ROFO Notice or (y) 10 days following Harbinger’s receipt of the Designated Information (provided Harbinger has requested such Designated Information within five Business Days after receipt of a ROFO Notice), offer to acquire such Appalachia Shallow Rights proposed to be so sold or otherwise Transferred, by indicating in such Offer the economic and other material terms (including the allocation of liabilities) on which Harbinger proposes to effect such acquisition. Upon receipt of an Offer, EXCO may not sell or otherwise Transfer such Appalachia Shallow Rights that are the subject of such ROFO Notice to any Third Party (as defined in the Purchase Agreement) at a price and upon material terms that are less favorable in the aggregate to EXCO than the price and material terms set forth in the Offer, for the 90-day period following EXCO Parent’s receipt of such Offer. If, following such 90 day period, EXCO again desires to effect a ROFO Sale, EXCO Parent shall again deliver a ROFO Notice in respect thereof to Harbinger, and the aforementioned provisions shall again apply.

c.	Except as provided for in Sections 2.a. and 2.b. above, EXCO may not contribute or Transfer its Appalachia Shallow Rights to any Person in which EXCO retains a financial interest, unless such contribution or Transfer is consummated by EXCO Parent or its Affiliates in compliance with Article XI of the GP LLC Agreement.

3.	Permitted Acquisitions. Notwithstanding the provisions of Article XI of the GP LLC Agreement, from and after the Closing and until the earlier of either (i) the acquisition by the Partnership of any Appalachia Shallow Rights or (ii) the sale by EXCO of substantially all of its Appalachia Shallow Rights (in each case, after which time this Section 3 shall no longer have any effect), EXCO and its Affiliates shall be permitted to acquire Appalachia Shallow Rights, without complying with the provisions of Section 11.1(a) of the GP LLC Agreement, but only if (A) such acquisition is primarily for the purpose of complementing its existing portfolio of Appalachia Shallow Rights in New York, Ohio, West Virginia and Pennsylvania, (B) such Appalachia Shallow Rights are acquired by EXCO solely for its own account, (C) such Appalachia Shallow Rights are operated by EXCO for its own account (or is operated for EXCO’s account by EXCO Resources (PA), LLC or the oil and gas operator that operated such assets immediately prior to their acquisition by EXCO) and (D) except as provided in the immediately preceding sub-clause (C) and Section 2(a) and (c) above, EXCO does not provide any Third Party with any equity or equity-linked rights to such Appalachia Shallow Rights.

4.

Relationship to BG. Any right of first refusal, right of first offer (including a ROFO Sale) or other purported Transfer, or resulting ownership thereof, of EXCO’s Appalachia Shallow Rights are subject to, and governed by, the terms and conditions of the agreements listed on Annex A hereto as in effect on the date hereof (the “BG Agreements”), which are, by their terms, applicable to such matters (and subject to any applicable waivers thereof). Notwithstanding anything herein or in Article XI in the GP LLC Agreement to the contrary, EXCO and its Affiliates shall have the right to comply with their existing obligations under the BG Agreements and such compliance shall not constitute any breach of this letter agreement or the GP LLC Agreement.

5.	Miscellaneous. The EXCO Group shall not take any action that is intended to circumvent the rights of the Harbinger Group Inc. and Investor under this letter agreement or Article XI of the GP LLC Agreement. Section headings herein are for convenience of reference only, and shall not constitute part of this letter agreement. The terms and provisions of Article XIII (Miscellaneous) (other than Sections 14.3 (Tax, Recording Fees, Similar Taxes & Fees), 14.5(b) (Limitations on Specific Performance) and 14.13 (Conspicuous)) of the Purchase Agreement are incorporated herein by reference, mutatis mutandis. To the extent that the terms of this letter agreement conflict with any of the terms of the GP LLC Agreement, the terms of this letter agreement shall control. This letter agreement shall be binding upon each of Harbinger Group Inc., Investor and EXCO Parent, EOC, EXCO Holding, and any successor to, or permitted assign of, the ownership of any Units held by such Person. The Partnership shall be a third party beneficiary of the rights under this letter to the extent not exercised by Harbinger Group Inc. or Investor. In the event of the termination of the Purchase Agreement, this letter agreement shall also terminate automatically.

* * * * *

Very truly yours,

EXCO RESOURCES INC.

By:	/s/ Douglas H. Miller
Name: Douglas H. Miller
Title: Chief Executive Officer

EXCO OPERATING COMPANY, LP

By: its general partner, EXCO Partners OLP GP, LLC

By:	/s/ Douglas H. Miller
Name: Douglas H. Miller
Title: Chief Executive Officer

Acknowledged and agreed, as of the date set forth above:

HARBINGER GROUP INC.

By:	/s/ Omar Asali
Name: Omar Asali
Title: President

HGI ENERGY HOLDINGS, LLC

By:	/s/ Omar Asali
Name: Omar Asali
Title: President

[Signature Page to Appalachia Side Letter]

ANNEX A: BG AGREEMENTS

1. Joint Development Agreement, dated as of June 1, 2010, by and among EXCO Production Company (PA), LLC, EXCO Production Company (WV), LLC, BG Production Company, (PA), LLC, BG Production Company, (WV), LLC and EXCO Resources (PA), LLC, as amended.

2. Second Amended and Restated Limited Liability Company Agreement of EXCO Resources (PA), LLC, dated June 1, 2010, by and among EXCO Holding (PA), Inc., BG US Production Company, LLC and EXCO Resources (PA), LLC, as amended.